F O R I M M E D I A T E R E L E A S E	Media Contact:	Bob Hetherington
901.682.1360
bhether@earthlink.net

	Financial Contact:	Randall H. Brown
901.259.2500
rbrown@edrtrust.com
Education Realty Trust Releases Second-Quarter 2007 Results
Memphis, Tennessee, July 31, 2007 — Education Realty Trust, Inc. (NYSE: EDR) today announced financial results for the quarter ended June 30, 2007.
Highlights
•	Total revenue increased 5.4% to $29.0 million for the quarter ended June 30, 2007 from $27.5 million in the comparable quarter of 2006. Operating income increased 24.8% to $5.3 million from $4.3 million for the comparable quarter last year. Net income for the second quarter 2007 improved to $0.2 million from a net loss of $2.5 million for the same period last year;

•	Funds from operations (FFO) for the second quarter 2007 was $6.7 million, including the impact of a $0.2 million loss on early repayment of debt, an increase of 6.0% from $6.3 million for the same quarter in 2006. FFO per weighted average share/unit was $0.23 per share, unchanged from the same quarter last year;

•	For the six months ended June 30, 2007, total revenue increased 5.8% to $59.0 million from $55.8 million for the same period last year. Operating income increased to $12.1 million from $9.7 million a year ago and net loss improved to $0.3 million from a $3.3 million loss for the same period last year. FFO increased 1.1% to $14.9 million from $14.7 million for the same period in 2006;

•	Completed the $50.0 million sale of The Village on Tharpe, a 1,554 bed community in Tallahassee, Florida. The sale produced net cash proceeds of $48.9 million and a gain on sale of $1.6 million, net of minority interest.

•	Utilized sales proceeds and capital raised under EDR’s direct stock purchase plan to pay off all corporate level variable interest debt, reducing debt by $62.3 million in the second quarter of 2007.

•	As of July 30, 2007, approximately 95.1% of the beds at communities owned and managed by Education Realty Trust were pre-leased for the 2007-08 academic year, compared to 94.3% on a same-community basis at the same time last year.

•	Construction started on EDR’s first wholly owned development project, a 528 bed student community at Southern Illinois University in Carbondale, Illinois, slated for a 2008 opening.

•	Management reaffirms previous full-year 2007 FFO guidance of $0.88 to $0.92 per weighted average share/unit.
“We took several significant steps this quarter to enhance shareholder value. We sold a non-strategic asset for $50.0 million and redeployed our capital to fully retire all the company’s high-cost, variable rate debt,” said Paul Bower, Chairman, Chief Executive Officer and President of Education Realty Trust, Inc. “We broke ground on our first wholly owned development since becoming a public company, a 528 bed student community at Southern Illinois University in Carbondale, an underserved market where we anticipate strong demand.”
“In addition, our team managed our core portfolio very well. On a same-community basis, revenues, net operating income, occupancy rates and operating margins improved in the second quarter and first half of 2007 from the comparable periods a year ago,” Bower said. “And our pre-leasing experience year-to-date indicates we are on track for a good start to the 2007-2008 academic year.”
Second Quarter Operating Results
Total revenue increased $1.5 million to $29.0 million for the quarter ended June 30, 2007, a 5.4% increase from the comparable quarter in 2006. Revenue growth for the quarter was achieved in all business segments. Student housing leasing revenue increased $1.3 million or 6.7% to $21.0 million. Third-party development services revenue increased $0.2 million, or 17.4%, to $1.0 million. Third-party management services revenue increased 3.1% to $0.7 million. Operating expense reimbursements, which represent the direct pass-through of reimbursable expenses, also increased approximately $0.3 million to $2.2 million as a result of increased third-party management business quarter over quarter.
Operating expenses increased 1.9% to $23.6 million for the second quarter of 2007 from $23.2 million in the second quarter of 2006, resulting in operating income of $5.3 million for the second quarter of 2007, an increase of 24.8% over the prior year. Student housing leasing operating expenses increased $0.6 million or 7.4% quarter over quarter, mainly the result of an additional property that was acquired in the second half of 2006 and increases in utilities, insurance costs and real estate taxes. General and administrative costs increased $0.4 million, which primarily consisted of increases in payroll and staffing costs. Reimbursable operating expenses increased $0.3 million quarter over quarter as noted above. These increases were offset by a $0.7 million decrease in depreciation and amortization quarter over quarter and a $0.2 million decline in student housing food service operating expenses as a result of a contract ending December 31, 2006.
On a same-community basis, student housing leasing revenue for the second quarter 2007 was up $1.0 million or 4.9% to $20.5 million over the prior year as a result of improvement in rates as well as a slight occupancy improvement. Physical occupancies improved approximately 90 basis points to 91.4% for the second quarter of 2007 and economic occupancies improved 390 basis points to 95.4%. Operating expenses on a same-community basis increased $0.4 million or 4.4% quarter over quarter, representing higher utilities, insurance costs and real estate taxes. As a result, same-community margins improved to 55.6% from 55.3% and net operating income increased 5.3% to $11.4 million.
Nonoperating expenses decreased $0.1 million to $7.3 million in the second quarter of 2007 from $7.4 million in the second quarter of 2006. Interest expense, the main component of nonoperating expenses, decreased $0.3 million or 3.6% due to the retirement of outstanding variable rate corporate debt during the second quarter of 2007. Related to this retirement, we incurred a $0.2 million loss on early repayment of debt representing the write-off of deferred financing fees.
Equity in earnings decreased $0.2 million from the second quarter of 2006 as a result of fewer development projects contracted through joint ventures and net losses at two of three new student housing community joint ventures entered into during the second half of 2006. Including a $0.2 million decrease in tax expense and a $0.1 million decrease in minority interest benefit, the second quarter 2007 ended with a loss from continuing operations of $1.8 million or $0.06 per share compared to a loss from continuing operations of $3.0 million or $0.11 per share for the quarter ended June 30, 2006 an improvement of 38.7% or $1.1 million.
During the quarter, The Village on Tharpe, a 1,554 bed community in Tallahassee, FL was sold to a third party for $50.0 million. This property’s operating results have been included as discontinued operations for all periods presented. The sale resulted in a gain of $1.6 million which contributed to a $2.7 million increase in net income quarter over quarter.
Funds from operations (FFO) totaled $6.7 million in the second quarter of 2007, compared to $6.3 million in the second quarter of 2006. FFO per weighted average share/unit was flat to prior year at $0.23. A reconciliation of FFO to net income and net loss is included in the financial tables accompanying this media release.
Occupancy and Leasing
Same-community physical occupancy increased 90 basis points to 91.4% for the quarter ended June 30, 2007, from 90.5% for the quarter ended June 30, 2006. Same-community economic occupancy increased 390 basis points to 95.4% for the second quarter of 2007 from 91.5% for the second quarter of 2006.
As of July 30, 2007, the company reported pre-leasing activity on a same-community basis at Education Realty Trust owned and managed communities stood at 95.1% for the upcoming 2007-08 academic year, compared to 94.3% at the same time last year.
Development Services Activity
During the quarter, the company’s development services subsidiary, Allen & O’Hara Development Company, LLC, (AODC) started construction on the 746 bed second phase of the development project at Slippery Rock University in Pennsylvania and on the 1,094 bed second phase of the development project at Indiana University of Pennsylvania. Presently, AODC has 11 projects with 9,028 beds under construction or in pre-development for third parties in five states.
Subsequent to the end of the quarter, site work started on a new wholly owned student community adjacent to Southern Illinois University in Carbondale, Illinois. This project represents the first in a company strategy of developing communities for its own ownership. The 528 bed community is scheduled for completion by the beginning of the 2008-2009 academic year.

Management Services Activity
During the quarter ended June 30, 2007, the company’s management services subsidiary, Allen & O’Hara Education Services, Inc. (AOES) signed a new multi-year management agreement with University Enterprises, Inc., an affiliate of California State University at Sacramento, to manage a 443 bed student community known as the Upper Eastside Lofts.
Supplemental Information
The Company has scheduled a conference call for interested parties at 11 a.m. (Eastern Time) on Wednesday, August 1, featuring Education Realty Trust Chairman, President and Chief Executive Officer Paul Bower and Executive Vice President and Chief Financial Officer Randall H. Brown, who will discuss the Company’s performance.
The conference call will be accessible by telephone, streaming Internet audio and podcast. To access the call, participants from within the United States may dial 800.789.2796 and participants from outside the United States may dial 617.614.6204. The pass code for this call is 78998435. Participants who prefer may access the call via the Internet at www.educationrealty.com.
A taped rebroadcast of the earnings call will be available shortly after its completion on August 1 through August 8, 2007. To access the rebroadcast, the domestic number is 888.286.8010, the international number is 617.801.6888 and the pass code is 55674513. A replay of the call and a version for podcast will also be available through www.educationrealty.com or www.reitcafe.com.
About Education Realty Trust
Education Realty Trust, Inc. (NYSE: EDR) is a self-administered, self-managed real estate investment trust that owns, develops and manages high-quality student housing communities throughout the United States. Led by a team with more than 190 years of shared industry experience, EDR is one of America’s largest owners and operators of collegiate student housing. Its portfolio includes 67 communities in 21 states with 40,378 owned and managed beds and 12,474 beds managed for third parties. For more information please visit the company’s Web site at www.educationrealty.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Statements about the company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and EDR undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Student housing properties, net	$743,293	$804,759
Assets under development	1,941	—
Corporate office furniture, net	1,324	752
Cash and cash equivalents	4,081	6,427
Restricted cash	8,130	9,154
Student contracts receivable, net	432	227
Receivable from affiliates	357	369
Management fee receivable from third parties	304	669
Goodwill and other intangibles, net	3,567	3,649
Other assets	11,006	9,452

Total assets	$774,435	$835,458

Liabilities and stockholders’ equity
Liabilities:
Mortgage loans, net of unamortized premium/discount	$423,146	$423,933
Other long term debt	—	47,000
Revolving line of credit	—	22,400
Accounts payable and accrued expenses	10,092	10,764
Deferred revenue	8,001	9,073

Total liabilities	441,239	513,170

Minority interest	18,812	19,289

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 28,413,849 and 26,810,552 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	284	268
Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	342,415	330,374
Warrants	—	375
Accumulated deficit	(28,315)	(28,018)

Total stockholders’ equity	314,384	302,999

Total liabilities and stockholders’ equity	$774,435	$835,458

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

	Three months ended	Three months ended
	June 30, 2007	June 30, 2006
Revenues:
Student housing leasing revenue	$21,031	$19,702
Student housing food service revenue	522	807
Other leasing revenue	3,434	3,434
Third-party development services	1,024	872
Third-party management services	721	699
Operating expense reimbursements	2,227	1,950

Total revenues	28,959	27,464

Operating expenses:
Student housing leasing operations	9,402	8,755
Student housing food service operations	511	724
General and administrative	3,560	3,185
Depreciation and amortization	7,924	8,575
Reimbursable operating expenses	2,227	1,950

Total operating expenses	23,624	23,189

Operating income	5,335	4,275

Nonoperating expenses:
Interest expense	6,999	7,261
Amortization of deferred financing costs	268	279
Loss on early repayment of debt	174	—
Interest income	(167)	(129)

Total nonoperating expenses	7,274	7,411

Loss before equity in earnings of unconsolidated entities, income taxes, minority interest, and discontinued operations	(1,939)	(3,136)

Equity in earnings of unconsolidated entities	(41)	142

Loss before income taxes, minority interest, and discontinued operations	(1,980)	(2,994)
Income tax expense (benefit)	(47)	186

Net loss before minority interest and discontinued operations	(1,933)	(3,180)

Minority interest	(123)	(226)

Loss from continuing operations	(1,810)	(2,954)

Discontinued operations: (1)
Income from discontinued operations, net of minority interest	425	440
Gain on sale of student housing property, net of minority interest	1,579	—

Income from discontinued operations	2,004	440

Net income (loss)	$194	$(2,514)

Earnings per share information:
Income (loss) per share — basic and diluted
Continuing operations	$(0.06)	$(0.11)
Discontinued operations	0.07	0.01

Net income (loss) per share	$0.01	$(0.10)

Weighted-average common shares outstanding —
Basic and Diluted	28,012,275	26,349,426

(1)	Student housing properties that are designated as held for sale and/or sold during a period are included in discontinued operations. For the three and six months ended June 30, 2007 and 2006 the operating results of The Village on Tharpe are included in discontinued operations as well as the subsequent gain on the sale of this property. Both are net of minority interest.

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

	Six months ended	Six months ended
	June 30, 2007	June 30, 2006
Revenues:
Student housing leasing revenue	$43,003	$40,557
Student housing food service revenue	1,102	1,775
Other leasing revenue	6,868	6,868
Third-party development services	2,067	1,427
Third-party management services	1,603	1,398
Operating expense reimbursements	4,383	3,745

Total revenues	59,026	55,770

Operating expenses:
Student housing leasing operations	18,424	17,362
Student housing food service operations	1,072	1,583
General and administrative	7,050	6,165
Depreciation and amortization	16,004	17,224
Reimbursable operating expenses	4,383	3,745

Total operating expenses	46,933	46,079

Operating income	12,093	9,691

Nonoperating expenses:
Interest expense	14,386	14,131
Amortization of deferred financing costs	548	553
Loss on early repayment of debt	174	—
Interest income	(251)	(338)

Total nonoperating expenses	14,857	14,346

Loss before equity in earnings of unconsolidated entities, income taxes, minority interest, and discontinued operations	(2,764)	(4,655)
Equity in earnings of unconsolidated entities	2	425

Loss before income taxes, minority interest, and discontinued operations	(2,762)	(4,230)
Income tax expense (benefit)	(49)	82

Net loss before minority interest	(2,713)	(4,312)

Minority interest	(4)	(114)

Loss from continuing operations	(2,709)	(4,198)

Discontinued operations: (1)
Income from discontinued operations, net of minority interest	833	904
Gain on sale of student housing property, net of minority interest	1,579	—

Income from discontinued operations	2.412	904

Net loss	$(297)	$(3,294)

Earnings per share information:
Income (loss) per share — basic and diluted
Continuing operations	$(0.10)	$(0.16)
Discontinued operations	0.09	0.03

Net income (loss) per share	$(0.01)	$(0.13)

Weighted-average common shares outstanding —
Basic and Diluted	27,592,873	26,309,154

(1)	Student housing properties that are designated as held for sale and/or sold during a period are included in discontinued operations. For the three and six months ended June 30, 2007 and 2006 the operating results of The Village on Tharpe are included in discontinued operations as well as the subsequent gain on the sale of this property. Both are net of minority interest.

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CALCULATION OF FFO
(Amounts in thousands, except share and per share data)
Unaudited

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Net income (loss)	$194	$(2,514)	$(297)	$(3,294)
Gain on sale of student housing property	(1,579)	—	(1,579)	—
Real estate related depreciation and amortization	7,811	8,487	15,809	17,052
Equity portion of real estate depreciation and amortization on equity investees	92	—	190	—
Depreciation and amortization of discontinued operations	242	512	711	1,016
Minority interest	(105)	(206)	31	(65)

Funds from operations (“FFO”)	6,655	6,279	14,865	14,709

FFO per weighted average share/unit (1)	$0.23	$0.23	$0.51	$0.52

Weighted average shares/units (1)	29,465,325	27,850,196	29,046,143	28,025,579

Notes:

(1)-	Funds from operations (FFO) per weighted average shares/units was computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.
FFO is an important supplemental measure of operating performance for EDR. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that when compared year over year, reflects the impact to operations from trends in occupancy rate, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.
For a definition of FFO and a statement by management regarding the reasons for and significance of reporting FFO as a measure of performance, see Management’s Discussion and Analysis of Financial Condition and Results of Operations in the EDR annual report on form 10-K for the year ended December 31, 2006.